Exhibit 99.1

	Contact: Trans World Entertainment John J. Sullivan EVP, Chief Financial Officer (518) 452-1242	Contact: Financial Relations Board Marilynn Meek (mmeek@frbir.com) (212) 827-3773
38 Corporate Circle
Albany, NY 12203

www.twec.com	NEWS RELEASE

TRANS WORLD ENTERTAINMENT ANNOUNCES SECOND QUARTER 2010 RESULTS

          Albany, NY, August 19, 2010 — Trans World Entertainment Corporation (Nasdaq National Market: TWMC) today announced total net sales for the second quarter ended July 31, 2010 decreased 18% to $135.8 million, compared to $165.7 million in the second quarter of 2009. Average stores in operation during the quarter were 543 compared to 705 last year, a 23% decline. Comparable store sales in the second quarter of 2010 decreased 2%. For the second quarter of 2010, the net loss was $15.8 million, or $0.50 per share compared to a net loss of $17.8 million, or $0.57 per share for the same period last year.

          Gross profit as a percentage of sales for the second quarter of 2010 was 33.7% compared to 35.5% in the second quarter of 2009. The decrease in gross profit as a percentage of sales was due to lower vendor allowances and higher clearance markdowns. Selling, general and administrative expenses for the quarter were $57.8 million, a 20% reduction from $72.1 million in the comparable period last year. SG&A expenses were 42.5% of sales versus 43.5% of sales for the same period last year.

          Total net sales for the twenty-six week period ended July 31, 2010 decreased 18% to $292.3 million, compared to $357.2 million in 2009. Comparable store sales for the twenty-six week period ended July 31, 2010 decreased 2%. Net loss for the twenty-six week period was $27.2 million or $0.87 per share versus $31.5 million or $1.00 per share last year.

          The Company had a cash balance of $10.5 million and no borrowings outstanding on its credit facility at the end of the quarter as compared to a cash balance of $7.1 million and outstanding borrowings of $28.3 million last year. Inventory was $237.1 million, or $67 per square foot, at the end of the quarter versus $320.4 million or $72 per square foot for the same period last year.

          Trans World Entertainment is a leading specialty retailer of entertainment software, including music, video and video games and related products. The Company operates retail stores in the United States, the District of Columbia, the U.S. Virgin Islands, and Puerto Rico, primarily under the names f.y.e. for your entertainment and Suncoast and on the web at www.fye.com, www.wherehouse.com, www.secondspin.com, and www.suncoast.com.

Certain statements in this release set forth management’s intentions, plans, beliefs, expectations or predictions of the future based on current facts and analyses. Actual results may differ materially from those indicated in such statements. Additional information on factors that may affect the business and financial results of the Company can be found in filings of the Company with the Securities and Exchange Commission.

- table to follow –

TRANS WORLD ENTERTAINMENT CORPORATION
Financial Results

STATEMENTS OF OPERATIONS:
(in thousands, except per share data)

	Thirteen Weeks Ended				Twenty-six Weeks Ended

	July 31, 2010	% to Sales	August 1, 2009	% to Sales	July 31, 2010	% to Sales	August 1, 2009	% to Sales

Net sales	$135,804		$165,746		$292,342		$357,179

Cost of sales	90,075	66.3%	106,976	64.5%	195,089	66.7%	232,658	65.1%

Gross profit	45,729	33.7%	58,770	35.5%	97,253	33.3%	124,521	34.9%

Selling, general and administrative expenses	57,766	42.5%	72,114	43.5%	117,081	40.0%	147,812	41.3%

Depreciation and amortization	2,788	2.1%	3,653	2.3%	5,651	2.0%	7,314	2.0%

Loss from operations	(14,825)	-10.9%	(16,997)	-10.3%	(25,479)	-8.7%	(30,605)	-8.5%

Interest expense, net	815	0.6%	684	0.4%	1,504	0.5%	1,387	0.4%

Loss before income taxes	(15,640)	-11.5%	(17,681)	-10.7%	(26,983)	-9.2%	(31,992)	-8.9%
Income tax expense (benefit)	141	0.1%	74	0.0%	215	0.1%	(499)	0.0%

Net loss	$(15,781)	-11.6%	$(17,755)	-10.7%	$(27,198)	-9.3%	$(31,493)	-8.9%

Basic and diluted loss per common share:

Basic and diluted loss per share	$(0.50)		$(0.57)		$(0.87)		$(1.00)

Weighted average number of common shares outstanding - basic and diluted	31,424		31,394		31,409		31,345

SELECTED BALANCE SHEET CAPTIONS:
(in thousands, except store data)

					July 31, 2010		August 1, 2009

Cash and cash equivalents					$10,505		$7,138
Merchandise inventory					237,141		320,413
Fixed assets (net)					29,074		44,458
Accounts payable					69,233		94,675
Borrowings under line of credit					—		28,328
Long-term debt, less current portion					6,208		7,506

Stores in operation					534		697